Exhibit 99.1

Allena Pharmaceuticals Reports Fourth Quarter and Full Year 2018 Financial Results and Provides Business Update

-- Achieved Alignment with U.S. Food and Drug Administration (FDA) on Phase 3 URIROXTM Program and Accelerated Approval Strategy for Reloxaliase –

-- Phase 3 URIROX-1 and URIROX-2 Trials Ongoing; URIROX-1 Topline Data Expected in Second Half of 2019 --

-- Louis Brenner, M.D. Appointed Chief Executive Officer --

-- Multiple Catalysts Expected Across Pipeline in 2019 --

NEWTON, Mass., March 7, 2019 -- Allena Pharmaceuticals, Inc. (NASDAQ: ALNA), a late-stage, biopharmaceutical company dedicated to developing and commercializing first-in-class, oral enzyme therapeutics to treat patients with rare and severe metabolic and kidney disorders, today reported financial results for the fourth quarter and full year ended December 31, 2018 and provided a business update.

“We have made significant progress in our clinical development programs over the last few months, including securing alignment with the FDA on our strategy to pursue accelerated approval for reloxaliase in enteric hyperoxaluria, initiating URIROX-2, our second pivotal Phase 3 trial, and advancing enrollment in both URIROX-1, our first pivotal Phase 3 trial, and in Study 206, our Phase 2 basket study of reloxaliase in patients with primary or enteric hyperoxaluria and advanced chronic kidney disease,” said Louis Brenner, M.D., Chief Executive Officer of Allena Pharmaceuticals. “We are very pleased with our Phase 3 program, which incorporates learnings from our experiences with reloxaliase to-date and uses an innovative trial design and disease-specific endpoints to advance reloxaliase as potentially the first therapeutic for patients with enteric hyperoxaluria. Looking ahead, we are especially focused on reading out topline data from URIROX-1 in the second half of this year. Together, this continued momentum reflects our commitment to leveraging the potential of our platform to develop non-absorbed, oral enzyme therapeutics for rare and severe metabolic and kidney disorders, while also driving understanding and awareness of people living with these challenging diseases.”

Recent Business Highlights and Upcoming Milestones:

Reloxaliase: Reloxaliase is a first-in-class, non-absorbed, orally-administered enzyme for the treatment of severe hyperoxaluria. Allena is currently evaluating reloxaliase in two ongoing pivotal Phase 3 trials, URIROX-1 and URIROX-2, which are designed to evaluate the safety and efficacy of reloxaliase in patients with enteric hyperoxaluria. Allena plans to pursue a Biologics License Application (BLA) submission for reloxaliase using the accelerated approval regulatory pathway.

Allena is also evaluating reloxaliase in Study 206, a multi-center, open-label, single arm Phase 2 basket study of reloxaliase in adults and adolescents with primary hyperoxaluria or enteric hyperoxaluria with advanced chronic kidney disease (CKD) and elevated plasma oxalate.

Allena expects to achieve the following key milestones for reloxaliase:

•	Report initial data from Study 206 in the second quarter of 2019;
•	Report topline data from the URIROX-1 Phase 3 clinical trial in the second half of 2019; and
•	Report topline data from Study 206 in the second half of 2019.

ALLN-346: ALLN-346 is a first-in-class, orally administered, novel urate degrading enzyme that has been designed for activity and stability in the gastrointestinal tract. Allena is working to complete its preclinical development of

ALLN-346 for the treatment of hyperuricemia in patients with gout in the setting of advanced CKD, and to scale its manufacturing processes to support clinical studies.

Allena expects to achieve the following key milestones for ALLN-346:

•	File an Investigational New Drug application with the FDA in the second half of 2019; and
•	Initiate the first clinical trial in the first half of 2020.

Corporate:

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In January 2019, Allena announced the appointment of Louis Brenner, M.D. as Chief Executive Officer. Dr. Brenner previously served as President and Chief Operating Officer of Allena and succeeded Alexey Margolin, Ph.D., who transitioned to Chairman of the Board effective February 1, 2019.

Fourth Quarter and Full Year 2018 Financial Results:

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Cash Position: As of December 31, 2018, cash and cash equivalents were $61.6 million, as compared to $94.5 million as of December 31, 2017. This decrease was primarily due to cash used in operating activities.

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R&D Expenses: R&D expenses were $7.3 million for the fourth quarter of 2018 and $26.4 million for the year ended December 31, 2018, as compared to $4.8 million for the fourth quarter of 2017 and $15.5 million for the year ended December 31, 2017. This increase was primarily due to costs incurred for URIROX-1 and Study 206, which were both initiated in the first quarter of 2018; start-up costs incurred for URIROX-2; production of engineering and clinical drug substance batches to support the URIROX Phase 3 program; and an increase in employee-related costs due to the hiring of additional clinical and technical operations personnel to support the URIROX Phase 3 program.

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G&A Expenses: G&A expenses were $2.5 million for the fourth quarter of 2018 and $9.2 million for the year ended December 31, 2018, as compared to $1.8 million for the fourth quarter of 2017 and $5.4 million for the year ended December 31, 2017. This increase was primarily due to increases in compensation and benefit costs, including stock-based compensation, and costs attributable to operating as a public company during the full year of 2018, as compared to the full year of 2017.

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Net Loss: Net loss was $9.6 million for the fourth quarter of 2018 and $35.6 million for the year ended December 31, 2018, or a net loss per basic and diluted share of $0.46 and $1.72, respectively, as compared to a net loss of $6.7 million for the fourth quarter of 2017 and $21.7 million for the year ended December 31, 2017, or a net loss per basic and diluted share of $0.48 and $4.80, respectively. The decrease in net loss per share for the fourth quarter and full year 2018 as compared to the fourth quarter and full year 2017 is primarily due to an increase in weighted average shares outstanding for the fourth quarter and full year 2018, following completion of the Company’s initial public offering and concurrent conversion of its preferred stock into common stock in November 2017.

Financial Guidance:

Based on its current plans, Allena expects that its existing cash and cash equivalents will be sufficient to fund its operating expenses and capital requirements through at least the first half of 2020.

About Allena Pharmaceuticals

Allena Pharmaceuticals, Inc. is a late-stage biopharmaceutical company dedicated to developing and commercializing first-in-class, oral enzyme therapeutics to treat patients with rare and severe metabolic and kidney disorders. Allena’s lead product candidate, reloxaliase, is a first in class, oral enzyme therapeutic for the treatment of hyperoxaluria, a metabolic disorder characterized by markedly elevated urinary oxalate levels and commonly associated with kidney stones, chronic kidney disease and other serious kidney disorders.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Allena’s URIROX clinical program and alignment with the FDA, statements regarding the timing of announcement of topline data from the URIROX-1 trial, statements regarding the design of the URIROX-2 trial, including the number of patients to be enrolled in the URIROX-2 trial, statements regarding Allena’s ability to utilize the accelerated approval regulatory pathway for reloxaliase, and statements regarding the ability of reloxaliase to provide clinical benefit to patients with hyperoxaluria.  Any forward- looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that results of earlier studies may not be predictive of future clinical trial results, and planned and ongoing studies may not establish an adequate safety or efficacy profile for reloxaliase to support regulatory approval or the use of the accelerated approval regulatory pathway; risks related to Allena’s ability to utilize the accelerated approval pathway for reloxaliase, including the risk that available data at the time of any sample size re-estimation or interim analysis conducted during the URIROX-2 trial may not be sufficient to demonstrate an increased probability of kidney stone events in patients with enteric hyperoxaluria and increasing UOx levels; the risk that the FDA may require that Allena increase the sample size or duration of treatment following the sample size reassessments to be conducted in accordance with the adaptive design element of the trial or otherwise collect additional clinical data from the URIROX-2 or other clinical trials prior to submitting a BLA for reloxaliase; risks associated with Allena’s ability to enroll a sufficient number of patients to adequately power URIROX-2 in order to achieve ultimate statistical success for kidney stone disease progression in the long-term follow-up phase of the trial;  risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Allena’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk of competition from other companies developing products for similar uses; risk associated with Allena’s ability to manage operating expenses and/or obtain additional funding to support its business activities; and risks associated with Allena’s dependence on third parties. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Allena’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Item 1A of Part II of Allena’s Annual Report on Form 10-K for the year ended December 31, 2018, as well as discussions of potential risks, uncertainties and other important factors in Allena’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Allena undertakes no duty to update this information unless required by law.

Allena Pharmaceuticals, Inc
Selected Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	As of December 31, 2018	As of December 31, 2017
Cash and cash equivalents	$ 61,643	$ 94,494
Working capital (1)	58,706	88,490
Total assets	65,229	96,249
Loan payable, net of current portion and discount	9,980	5,516
Total stockholders' equity	49,456	82,870

(1) The Company defines working capital as current assets less current liabilities.  See the Company's condensed consolidated financial statements for further detail regarding its current assets and current liabilities.

Allena Pharmaceuticals, Inc
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Operating expenses:
Research and development	$ 7,269	$ 4,761	$ 26,376	$ 15,519
General and administrative	2,511	1,810	9,217	5,431
Total operating expenses	9,780	6,571	35,593	20,950
Other income (expense), net	169	(106)	(55)	(700)
Net loss	$ (9,611)	$ (6,677)	$ (35,648)	$ (21,650)
Net loss per share attributable to common stockholders—basic and diluted	$ (0.46)	$ (0.48)	$ (1.72)	$ (4.80)
Weighted-average common shares outstanding—basic and diluted	20,782,177	13,949,046	20,741,226	4,520,337

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